UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  February 19, 2009

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

370 17th Street, Suite 2775
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 633-2900

 (Former name or former address, if changed since last report) Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information required to be disclosed pursuant to this Item 2.02 is incorporated by reference to the information disclosed below pursuant to Item 7.01.

Item 7.01 Regulation FD Disclosure

The information provided under this Item 7.01 is being furnished in advance of its disclosure by our sponsor, DCP Midstream, LLC (“Midstream”), in a confidential preliminary offering memorandum expected to be used by Midstream in connection with its private offering of its senior unsecured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States of America pursuant to Regulation S under the Securities Act.  As previously disclosed on January 20, 2009, we anticipate announcing our full earnings results for the quarter and year ended December 31, 2008 after the New York Stock Exchange closes for trading on Wednesday, February 25, 2009.  Our related earnings conference call remains scheduled for 11:00 a.m. (Eastern Time) on Thursday, February 26, 2009, as previously announced.

As of December 31, 2008, DCP Midstream Partners, LP (the “Partnership”) had outstanding under its Amended and Restated Credit Agreement, dated effective as of June 21, 2007 (the “Credit Agreement”), approximately $596 million of revolver loan, bearing interest at a weighted-average rate of 2.08% per annum, due June 2012, and approximately $60 million of term loan offset by approximately $60 million of restricted investments, bearing interest at a weighted-average rate of 1.54% per annum, due June 2012.  As of December 31, 2008, the available capacity under the revolving portion of the Credit Agreement was approximately $172 million, which is net of an approximately $22 million reduction for non-participation by Lehman Brothers Commercial Bank.

Lehman Brothers Commercial Bank is a lender under the Credit Agreement, but it has not funded its portion of the Partnership’s borrowing requests since its bankruptcy, and it is uncertain whether it will participate in future borrowing requests. Accordingly, the availability of new borrowings under the Credit Agreement has been reduced by approximately $22 million as of December 31, 2008, and it will be further reduced by up to an additional $3 million, for a total reduction of up to $25 million, if Lehman Brothers Commercial Bank elects not to participate in the facility.  The Partnership’s borrowing capacity may be further limited by the financial covenant requirements under its Credit Agreement.

The Partnership’s liquidity is comprised of available capacity under the revolver and the collateral securing the term loan that may be used to fund organic capital expenditures or acquisitions.  The Partnership’s available liquidity at December 31, 2008, was approximately $229 million, consisting of approximately $172 million available capacity under the revolver and approximately $57 million available capacity related to the collateral securing the term loan, which is net of an approximately $3 million reduction for non-participation by Lehman Brothers Commercial Bank.

As of December 31, 2008, the Partnership had an outstanding letter of credit with a counterparty to its commodity derivative instruments of approximately $10 million, which reduces the amount of cash the Partnership may be required to post as collateral. This letter of credit was issued directly by a financial institution and does not reduce the available capacity under the Credit Agreement.

As of December 31, 2008, Midstream had issued and outstanding parental guarantees totaling approximately $108 million to certain counterparties to the Partnership’s commodity derivative instruments to mitigate a portion of the Partnership’s collateral requirements with those counterparties.

Midstream has an indirect investment in Discovery Producer Services LLC through the Partnership’s direct 40% interest in Discovery Producer Services LLC.  Midstream’s equity in earnings of Discovery Producer Services LLC for the year ended December 31, 2008 was approximately $17 million.

Item 8.01  Other Events.

Conversion of Remaining Outstanding Subordinated Units. On February 19, 2008, the Partnership satisfied the financial tests contained in the Partnership’s Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), for the early conversion of 50% of the 7,142,857 subordinated units that were issued to a wholly-owned subsidiary of DCP Midstream, LLC, the sole owner of the General Partner, at the time of Partnership’s initial public offering in December 2005.  On February 17, 2009, the Partnership satisfied the financial tests contained in the Partnership Agreement for the conversion of the remaining 3,571,429 outstanding subordinated units into common units of the Partnership.  The effective date of the conversion was February 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 19, 2009

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP, its General Partner

	By:	DCP MIDSTREAM GP, LLC, its General Partner

		By:	/s/ Michael S. Richards
Name: Michael S. Richards
Title: Vice President, General Counsel andSecretary